News Release

Versum Materials Reports Fiscal Second Quarter 2019 Financial Results

Fiscal Second Quarter 2019 Financial Highlights

▪	Sales of $326 million, Net Income of $50 million, or diluted EPS of $0.46

▪	Adjusted EBITDA of $110 million, or Adjusted EBITDA Margin of 34%

▪	Adjusted Net Income of $62 million, or diluted EPS of $0.57

▪	Entered definitive merger agreement with Merck KGaA

The results in this press release include Non-GAAP financial measures. Refer to the section entitled “Non-GAAP Financial Measures.”

Tempe, Arizona, May 7, 2019 (Businesswire) - Versum Materials, Inc. (NYSE: VSM), a leading specialty materials and equipment supplier to the semiconductor industry, today reported results for the fiscal second quarter ended March 31, 2019.

Sales were $326.2 million, compared to $340.7 million in the prior year quarter. Net income was $50.4 million, or $0.46 per diluted share, compared to $0.56 per diluted share in the prior year, primarily due to softer revenue, transaction related expenses and higher taxes. Adjusted Net Income was $62.4 million, or $0.57 per diluted share, compared to $0.59 in the prior year. Adjusted EBITDA was $110.1 million, flat versus prior year, with favorable costs offsetting the revenue softness.

Guillermo Novo, Versum Materials' President and Chief Executive Officer said, "I am extremely proud of our team for delivering solid adjusted EBITDA results in a moderating demand and investment environment. Our results demonstrate the resiliency of our business portfolio and our commitment to operating discipline. During the quarter, we continued to advance our technology positions for new nodes and executed on our capital projects, both which we believe will accelerate our growth in Fiscal 2020."

On April 12, 2019, Versum Materials announced entry into a definitive merger agreement with Merck KGaA. The business combination is expected to create a leading electronic materials player focused on the semiconductor and display industries. The combined companies and their customers and employees will benefit from increased scale, product portfolio, innovation and services depth, globally.

Mr. Novo added, “We are all very excited about joining Merck KGaA, a company with a long history of commitment to technology and innovation. Like all of us at Versum, they share our belief in the exciting future of the semiconductor industry. We look forward to combining our technology and infrastructure capabilities to offer a greater depth and breadth of materials technologies to our customers. We expect to play an even more critical role in our industry.”

No Fiscal Year 2019 Outlook or Earnings Conference Call

In light of the announced transaction with Merck KGaA, Versum Materials will not provide or update annual financial guidance and will not hold a conference call to review quarterly earnings results. The parties continue to work toward closing in the second half of 2019 and the transaction is subject to the approval of Versum stockholders at a Versum special meeting, regulatory clearances and the satisfaction of other customary closing conditions.

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Table 1: Fiscal Second Quarter Fiscal Year 2019 Financial Highlights

	Three Months Ended March 31,
	2019	2018	% Change
(In millions, except percentages and per share data)
Sales	$326.2	$340.7	(4)%
Operating Income(A)	82.6	89.6	(8)%
Net Income	50.4	61.6	(18)%
Net Income Margin	15.5%	18.1%	-260 bps
Diluted Earnings Per Share	0.46	0.56	(18)%
Adjusted Net Income	62.4	64.7	(4)%
Adjusted Net Income Margin	19.1%	19.0%	10 bps
Adjusted Diluted Earnings Per Share	0.57	0.59	(3)%
Adjusted EBITDA(A)	110.1	110.1	—%
Adjusted EBITDA Margin	33.8%	32.3%	150 bps

Year to Date Cash Flows from Operations	73.3	56.5	30%
Year to Date Capital Expenditures	45.0	65.1	(31)%

(A) - The fiscal second quarter ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost.

Business Segment Results

Materials

Sales were $216.5 million, compared to $218.9 million in the prior year as volume growth in the Materials segment was offset by negative price/mix and currency impacts. Overall performance for the quarter was impacted by softer demand in foundry and inventory management by memory customers. We made further progress on the introduction of new technologies for both new and legacy nodes, including ION‐X dopant gas customer qualifications and strategic Process of Record (POR) wins in aminosilane and cobalt precursors. We continued to advance our capital projects, including starting slurry production in Korea and advancing the qualification of new Hometown NF3 production.

Operating income was $65.4 million, compared to $71.7 million in the prior year. Segment Adjusted EBITDA was $78.2 million, compared to $83.3 million in the prior year due primarily to negative price/mix and increased manufacturing costs related to the start-up of capital investments.

Delivery Systems & Services (DS&S)

Delivery Systems posted another strong quarter with sales of $109.1 million, driven by the diversity of equipment, installation projects and services portfolio. This compared to $121.1 million in the prior year, impacted by softer demand and project timing.

Operating income was $34.9 million, compared to $32.9 million in the prior year. Segment Adjusted EBITDA was $35.6 million, compared to $33.3 million in the prior year, as favorable product mix, installation project completions and disciplined cost management more than offset softer equipment demand.

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Table 2: Segment Sales

	Three Months Ended March 31,
	2019	2018	% Change
(In millions, except percentages)
Materials	$216.5	$218.9	(1)%
DS&S	109.1	121.1	(10)%
Corporate	0.6	0.7	(14)%
Total Versum Materials Sales	$326.2	$340.7	(4)%

Table 3: Segment Operating Income to Segment Adjusted EBITDA

	Three Months Ended March 31,
	2019	2018	% Change
(In millions, except percentages)
Materials
Operating income(A)	$65.4	$71.7	(9)%
Add: Depreciation and amortization	12.8	11.6	10%
Segment Adjusted EBITDA(A)	$78.2	$83.3	(6)%
Segment Adjusted EBITDA Margin(B)	36%	38%
DS&S
Operating income	$34.9	$32.9	6%
Add: Depreciation and amortization	0.7	0.4	75%
Segment Adjusted EBITDA	$35.6	$33.3	7%
Segment Adjusted EBITDA Margin(B)	33%	27%
Corporate
Operating loss(A)	$(3.9)	$(6.8)	(43)%
Add: Depreciation and amortization	0.2	0.3	(33)%
Segment Adjusted EBITDA(A)	$(3.7)	$(6.5)	(43)%

(A) The fiscal second quarter ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost.

(B) Segment Adjusted EBITDA margin is calculated by dividing Segment Adjusted EBITDA by sales.

Table 4: Reconciliation of Segment Operating Income to Total Versum Materials Operating Income

	Three Months Ended March 31,
	2019	2018	% Change
(In millions, except percentages)
Materials(A)	$65.4	$71.7	(9)%
DS&S	34.9	32.9	6%
Corporate(A)	(3.9)	(6.8)	(43)%
Total Segment Operating Income(A)	96.4	97.8	(1)%
Less: Business separation, restructuring and cost reduction actions	13.8	8.2	68%
Total Versum Materials Operating Income(A)	$82.6	$89.6	(8)%

(A) - The fiscal second quarter ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost.

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About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.

A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next-generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum reported fiscal year 2018 annual sales of about US $1.4 billion, has approximately 2,300 employees and operates fifteen manufacturing and seven research and development facilities in Asia and North America. It is headquartered in Tempe, Arizona. Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE: APD).

For additional information, please visit http://www.versummaterials.com

Investor Inquiries:
Soohwan Kim, CFA, (602)-282-0957
Soohwan.Kim@versummaterials.com

Media Inquiries:
Tiffany Elle, (480)-282-6475
Tiffany.Elle@versummaterials.com

Non-GAAP Financial Measures

This earnings press release includes “non-GAAP financial measures,” including Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin, and Segment Adjusted EBITDA margin. Adjusted Net Income is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including business separation, restructuring and cost reduction actions, net of tax, the write-off of financing costs, net of tax, and the impact of the Tax Act. Adjusted Diluted Earnings Per Share uses Adjusted Net Income but otherwise uses the same calculation used in arriving at diluted earnings per share, the most directly comparable GAAP financial measure. Adjusted EBITDA is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions. Segment Adjusted EBITDA is segment operating income excluding segment depreciation and amortization expense. Adjusted Net Income Margin, Adjusted EBITDA margin and Segment Adjusted EBITDA margin are calculated by dividing Adjusted Net Income, Adjusted EBITDA and Segment Adjusted EBITDA, respectively, by sales. In the accompanying tables, Versum Materials has provided reconciliations of net income to Adjusted EBITDA (see Appendix Table A-1), net income to Adjusted Net Income (see Appendix Table A-2), diluted EPS to Adjusted Diluted EPS (see Appendix A-3) and of segment operating income (loss) to Segment Adjusted EBITDA by Quarter (see Appendix Table A-5), in each case the most directly comparable GAAP financial measure. We encourage investors to read these reconciliations.

The presentation of these non-GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance. We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors in our industry, to analyze underlying trends in our business and to establish operational budgets and forecasts or for incentive compensation purposes. We use Adjusted EBITDA to calculate performance-based cash bonuses. We use Segment Adjusted EBITDA as the primary measure to evaluate the ongoing performance of our business segments.

We believe non-GAAP financial measures provide security analysts, investors and other interested parties with meaningful information to understand our underlying operating results and to analyze financial and business trends; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. These non-GAAP financial measures should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to the following: (a) Adjusted Net Income and Adjusted EBITDA exclude expenses related to business separation, restructuring and cost reduction actions and the write-off of financing costs, each of which we do

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not consider to be representative of our underlying business operations, however, these disclosed items represent costs to Versum Materials; (b) Adjusted EBITDA is not intended to be a measure of cash available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements; (c) though not business operating costs, interest expense and income tax provision represent ongoing costs of Versum Materials; (d) depreciation and amortization charges represent the wear and tear or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and market our products; and (e) other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures. A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these non-GAAP financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

A reconciliation of net income to Adjusted EBITDA as forecasted for 2019 is not provided. Versum Materials does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components include restructuring and other income or charges to be incurred in 2019 as well as the related tax impacts of these items. Additionally, discrete tax items could drive variability in our forecasted effective tax rate. All of these components could significantly impact net income. Further, in the future, other items with similar characteristics to those currently included in Adjusted EBITDA that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact Adjusted EBITDA.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to future periods and include statements about our financial outlook or guidance; statements about our expectations or predictions of future financial or business performance or conditions; statements about our anticipated growth, profitability and margins; our ability to compete successfully as a leading materials supplier to the semiconductor industry and obtain next generation node opportunities; and other matters. The words “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “forecast,” “guidance,” “outlook,” “opportunity” and similar expressions, among others, generally identify forward-looking statements, which are based on management’s reasonable expectations and assumptions as of the date the statements were made. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including without limitation the following: Merck KGaA’s ability to successfully complete the proposed acquisition of Versum or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA’s ability to successfully integrate Versum’s operations into those of Merck KGaA; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, including the combined company’s future financial condition, operating results, strategy and plans; events beyond our control such as acts of terrorism; product supply versus demand imbalances in the semiconductor industry or in certain geographic markets may decrease the demand for our goods and services; our concentrated customer base; the dependence of our DS&S segment upon the capital expenditure cycles of our customers; our ability to continue technological innovation and successfully introduce new products to meet the evolving needs of our customers; our ability to protect and enforce our intellectual property rights and to avoid violating any third party intellectual property or technology rights; unexpected interruption of or shortages in our raw material supply; inability of sole source, limited source or qualified suppliers to deliver to us in a timely manner or at all; hazards associated with specialty chemical manufacturing, such as fires, explosions and accidents, could disrupt operations; increased competition and new product development by our competitors, changing customer needs and price increases in materials and components; operational, political and legal risks of our international operations; increased costs due to trade wars and the implementation of tariffs; the impact of changes in tax laws; the impact of changes in environmental and health and safety regulations, anticorruption enforcement, sanctions, import/export controls, tax and other legislation and regulations in the U.S. and other jurisdictions in which Versum Materials and its affiliates

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operate; our available cash and access to additional capital may be limited by substantial leverage and debt service obligations; possible liability for contamination, personal injury or third party impacts if hazardous materials are released into the environment; cyber security threats may compromise our data or disrupt our information technology applications or services; fluctuation of currency exchange rates; costs and outcomes of litigation or regulatory investigations; the timing, impact, and other uncertainties of future acquisitions or divestitures; and other risks, uncertainties and factors discussed in the company’s Form 10-Qs, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission available at www.sec.gov or in materials incorporated therein by reference or in Merck KGaA’s public reports which are available on the Merck KGaA, Darmstadt, Germany, website at www.emdgroup.com. Any forward-looking statement in this press release speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements.

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Versum Materials, Inc.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	% Change	2019	2018	% Change
(In millions, except per share data and percentages)
Sales	$326.2	$340.7	(4)%	$665.7	$671.5	(1)%
Cost of sales (A),(B)	189.8	195.8	(3)%	385.9	387.0	—%
Selling and administrative (B)	32.6	36.5	(11)%	68.1	71.8	(5)%
Research and development	11.1	11.1	—%	24.0	23.8	1%
Business separation, restructuring and cost reduction actions	13.8	8.2	68%	14.9	10.0	49%
Other (income) expense, net	(3.7)	(0.5)	NM	(5.6)	—	NM
Operating Income (B)	82.6	89.6	(8)%	178.4	178.9	—%
Interest expense	13.2	11.9	11%	26.0	23.2	12%
Write-off of financing costs	—	—	NM	—	2.1	NM
Non-service components of net periodic pension cost(B)	0.2	0.2	—%	0.4	0.4	—%
Income Before Taxes	69.2	77.5	(11)%	152.0	153.2	(1)%
Income tax provision (A)	18.1	14.2	27%	37.8	69.2	(45)%
Net Income	51.1	63.3	(19)%	114.2	84.0	36%
Less: Net Income Attributable to Non-Controlling Interests	0.7	1.7	(59)%	2.7	3.7	(27)%
Net Income Attributable to Versum	$50.4	$61.6	(18)%	$111.5	$80.3	39%
Net income attributable to Versum per common share:
Basic	$0.46	$0.57	(19)%	$1.02	$0.74	38%
Diluted	$0.46	$0.56	(18)%	$1.01	$0.73	38%
Shares used in computing per common share amounts:
Basic	109.1	108.9	—%	109.1	108.9	—%
Diluted	110.0	109.7	—%	109.9	109.8	—%

(A) - The fiscal year to date ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method, which resulted in a decrease in Cost of sales of $0.2 million for the fiscal year to date ended March 31, 2018 and an increase in the Income tax provision of $0.1 million for the fiscal year to date ended March 31, 2018.

(B) - The fiscal second quarter and year to date ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost. This resulted in a decrease in Cost of sales of $0.1 million and $0.3 million for the fiscal second quarter and year to date ended March 31, 2018, respectively, a decrease in Selling and administrative of $0.1 million for the fiscal second quarter and year to date ended March 31, 2018, an increase to Operating Income of $0.2 million and $0.4 million for the fiscal second quarter and year to date ended March 31, 2018, respectively, and an increase to non-service components of net periodic pension costs of $0.2 million and $0.4 million for the fiscal second quarter and year to date ended March 31, 2018, respectively.

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Versum Materials, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2019	September 30, 2018
(In millions)
Assets
Current Assets
Cash and cash items	$390.8	$399.8
Short-term investment	11.4	—
Trade receivables, net	188.1	184.4
Inventories	203.1	177.1
Contracts in progress, less progress billings	32.0	20.3
Prepaid expenses	21.1	13.6
Other current assets	19.3	17.9
Total Current Assets	865.8	813.1
Plant and equipment, net	422.3	405.1
Goodwill	182.5	183.0
Intangible assets, net	60.7	63.5
Other non-current assets	35.9	40.6
Total Non-Current Assets	701.4	692.2
Total Assets	$1,567.2	$1,505.3
Liabilities and Stockholders’ Deficit
Current Liabilities
Payables and accrued liabilities	$122.8	$138.6
Accrued income taxes	35.4	43.3
Short-term borrowings	0.3	—
Current portion of long-term debt	5.8	5.8
Total Current Liabilities	164.3	187.7
Long-term debt	972.2	974.2
Noncurrent income tax payable	32.3	37.3
Deferred tax liabilities	38.9	41.3
Other non-current liabilities	53.6	52.4
Total Non-Current Liabilities	1,097.0	1,105.2
Total Liabilities	1,261.3	1,292.9
Stockholders’ Equity
Common stock	109.2	109.0
Capital in excess of par	8.7	6.1
Retained earnings	175.5	81.6
Accumulated other comprehensive income (loss)	(23.8)	(18.2)
Total Versum’s Stockholders’ Equity	269.6	178.5
Non-Controlling Interests	36.3	33.9
Total Stockholders' Equity	305.9	212.4
Total Liabilities and Stockholders’ Equity	$1,567.2	$1,505.3

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Versum Materials, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2019	2018
(In millions)
Operating Activities
Net income	$114.2	$84.0
Less: Net income attributable to non-controlling interests	2.7	3.7
Net income attributable to Versum	111.5	80.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	27.2	23.9
Deferred income taxes	(0.9)	(4.4)
Gain on sale of assets	—	(0.3)
Share-based compensation	5.2	5.0
Other adjustments	8.8	(1.2)
Working capital changes that provided (used) cash:
Trade receivables	(5.7)	(16.9)
Inventories	(27.2)	(10.8)
Contracts in progress, less progress billings	(11.7)	(18.0)
Payables and accrued liabilities	(11.8)	(46.4)
Accrued income taxes	(18.2)	39.2
Other working capital	(3.9)	6.1
Cash Provided by Operating Activities	73.3	56.5
Investing Activities
Additions to plant and equipment	(45.0)	(65.1)
Proceeds from sale of assets	0.7	1.0
Short-term investment	(11.4)	—
Cash Used by Investing Activities	(55.7)	(64.1)
Financing Activities
Payments on long-term debt	(2.9)	(2.9)
Short-term borrowings	0.3	—
Dividends paid to shareholders	(17.6)	(10.9)
Other financing activity	(4.9)	(2.8)
Cash Used for Financing Activities	(25.1)	(16.6)
Effect of Exchange Rate Changes on Cash	(1.5)	7.2
Increase in Cash and Cash Items	(9.0)	(17.0)
Cash and Cash items - Beginning of Year	399.8	271.4
Cash and Cash items - End of Period	$390.8	$254.4

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APPENDIX TABLE A-1: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	% Change	2019	2018	% Change
(In millions, except percentages)
Net Income Attributable to Versum (A)	$50.4	$61.6	(18)%	$111.5	$80.3	39%
Add: Interest expense	13.2	11.9	11%	26.0	23.2	12%
Add: Write-off of financing costs	—	—	NM	—	2.1	NM
Add: Non-service components of net periodic pension cost (B)	0.2	0.2	—%	0.4	0.4	—%
Add: Income tax provision (A)	18.1	14.2	27%	37.8	69.2	(45)%
Add: Depreciation and amortization	13.7	12.3	11%	27.2	23.9	14%
Add: Non-controlling interests	0.7	1.7	(59)%	2.7	3.7	(27)%
Add: Business separation, restructuring and cost reduction actions	13.8	8.2	68%	14.9	10.0	49%
Adjusted EBITDA (B)	$110.1	$110.1	—%	$220.5	$212.8	4%
Adjusted EBITDA Margin	34%	32%		33%	32%

(A) - The fiscal year to date ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method, which resulted in an increase in Net Income Attributable to Versum of $0.1 million and an increase in the Income tax provision of $0.1 million for the fiscal year to date ended March 31, 2018.

(B) - The fiscal second quarter and year to date ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost, which resulted in an increase to non-service components of net periodic pension costs of $0.2 million and $0.4 million for the fiscal second quarter and year to date ended March 31, 2018, respectively.

APPENDIX TABLE A-2: RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
(In millions)
Net Income Attributable to Versum(A)	$50.4	$61.6	$111.5	$80.3
Add: Business separation, restructuring and cost reduction actions, net of tax(B)	12.0	6.8	12.8	8.2
Add: Write-off of financing costs, net of tax(B)	—	—	—	1.5
Add: Impact of Tax Act	—	(3.7)	(1.7)	33.9
Adjusted Net Income	$62.4	$64.7	$122.6	$123.9

(A) - The fiscal year to date ended March 31, 2018 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method, which resulted in an increase in Net Income Attributable to Versum of $0.1 million.

(B) - See Appendix Table A-1 for amounts gross of tax.

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APPENDIX TABLE A-3: RECONCILIATON OF DILUTED EPS TO ADJUSTED DILUTED EPS

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
(Per share data)
Diluted Earnings Per Share	$0.46	$0.56	$1.01	$0.73
Add: Business separation, restructuring and cost reduction actions per diluted share, net of tax	0.11	0.06	0.13	0.07
Add: Write-off of financing costs, net of tax	—	—	—	0.01
Add: Impact of Tax Act	—	(0.03)	(0.02)	0.32
Adjusted Diluted Earnings Per Share	$0.57	$0.59	$1.12	$1.13

APPENDIX TABLE A-4: SALES BY SEGMENT

	For the Quarter Ended
	December 31, 2018	March 31, 2019	Total
(In millions)
Sales
Materials	$221.7	$216.5	$438.2
DS&S	117.2	109.1	226.3
Corporate	0.6	0.6	1.2
Total Versum Sales	$339.5	$326.2	$665.7

	For the Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	Total
(In millions)
Sales
Materials	$214.6	$218.9	$218.5	$233.6	$885.6
DS&S	115.3	121.1	130.7	116.6	483.7
Corporate	0.9	0.7	0.8	0.6	3.0
Total Versum Sales	$330.8	$340.7	$350.0	$350.8	$1,372.3

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APPENDIX TABLE A-5: SEGMENT OPERATING INCOME TO SEGMENT ADJUSTED EBITDA BY QUARTER

	For the Quarter Ended
OPERATING INCOME TO ADJ EBITDA	December 31, 2018	March 31, 2019	Total
(In millions, except percentages)
Materials
Operating income	$67.6	$65.4	$133.0
Add: Depreciation and amortization	12.6	12.8	25.4
Segment Adjusted EBITDA	$80.2	$78.2	$158.4
Segment Adjusted EBITDA Margin(C)	36%	36%	36%
DS&S
Operating income	$34.7	$34.9	$69.6
Add: Depreciation and amortization	0.7	0.7	1.4
Segment Adjusted EBITDA	$35.4	$35.6	$71.0
Segment Adjusted EBITDA Margin(C)	30%	33%	31%
Corporate
Operating loss	$(5.4)	$(3.9)	$(9.3)
Add: Depreciation and amortization	0.2	0.2	0.4
Segment Adjusted EBITDA	$(5.2)	$(3.7)	$(8.9)

Total Versum Materials Adjusted EBITDA	$110.4	$110.1	$220.5

	For the Quarter Ended
OPERATING INCOME TO ADJ EBITDA	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	Total
(In millions, except percentages)
Materials
Operating income(A),(B)	$66.1	$71.7	$71.5	$77.7	$287.0
Add: Depreciation and amortization	11.0	11.6	13.0	12.1	47.7
Segment Adjusted EBITDA(A),(B)	$77.1	$83.3	$84.5	$89.8	$334.7
Segment Adjusted EBITDA Margin(C)	36%	38%	39%	38%	38%
DS&S
Operating income(B)	$33.5	$32.9	$37.2	$32.0	$135.6
Add: Depreciation and amortization	0.3	0.4	0.7	0.7	2.1
Segment Adjusted EBITDA(B)	$33.8	$33.3	$37.9	$32.7	$137.7
Segment Adjusted EBITDA Margin(C)	29%	27%	29%	28%	28%
Corporate
Operating loss(B)	$(8.5)	$(6.8)	$(5.7)	$(6.3)	$(27.3)
Add: Depreciation and amortization	0.3	0.3	0.2	0.2	1.0
Segment Adjusted EBITDA	$(8.2)	$(6.5)	$(5.5)	$(6.1)	$(26.3)

Total Versum Materials Adjusted EBITDA	$102.7	$110.1	$116.9	$116.4	$446.1
(A) - The fiscal first quarter ended December 31, 2018 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method. This resulted in an increase in operating income for the materials segment by $0.2 million for the fiscal first quarter ended December 31, 2018 and the year ended September 30, 2018.

(B) - The fiscal full year ended September 30, 2018 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost. This resulted in an increase in operating income of $0.5 million, $0.1 million and $0.1 million for the Materials, DS&S and Corporate segments, respectively, for the fiscal year ended September 30, 2018. All quarters have been updated to reflect this change.

(C) - Segment Adjusted EBITDA margin is calculated by dividing Segment Adjusted EBITDA by sales.

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APPENDIX TABLE A-6: CONSOLIDATED AND SEGMENT SALES MAJOR FACTORS

Versum Materials Total

	Three Months Ended March 31, 2019	Six Months Ended March 31, 2019
Sales
Volume	(1)%	2%
Price/Mix	(2)%	(2)%
Currency	(1)%	(1)%
Versum Materials Sales Change	(4)%	(1)%

Materials Segment

	Three Months Ended March 31, 2019	Six Months Ended March 31, 2019
Sales
Volume	3%	4%
Price/Mix	(3)%	(2)%
Currency	(1)%	(1)%
Materials Sales Change	(1)%	1%

DS&S Segment

	Three Months Ended March 31, 2019	Six Months Ended March 31, 2019
Sales
Volume	(9)%	(3)%
Currency	(1)%	(1)%
DS&S Sales Change	(10)%	(4)%

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